GEE-TEN VENTURES INC.

Consolidated Financial Statements

May 31, 2004 and 2003

Tony M. Ricci Inc.

Chartered Accountant

   Suite 1304

925 West Georgia St.

  Vancouver, B.C.

V6C 3L2

Tel: (604) 669-3013

                                             Fax: (604) 669-3015

AUDITOR’S REPORT

To the Shareholders of

GEE-TEN VENTURES INC.

I have audited the consolidated balance sheets of GEE-TEN VENTURES INC. (a British Columbia corporation) as at May 31, 2004 and 2003 and the consolidated statements of loss and deficit, deferred exploration and cash flows for each of the three years in the period ended May 31, 2004. These consolidated financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2004 and 2003 and the results of its operations and cash flows for each of the three years in the period ended May 31, 2004, in accordance with generally accepted accounting principles in Canada. As required by the Company Act of British Columbia, I report that, in my opinion, these principles have been applied on a basis consistent with those of the preceding year.

“Tony M. Ricci Inc.”

CHARTERED ACCOUNTANT

Vancouver, British Columbia

June 10, 2004

COMMENTS FOR UNITED STATES READERS ON CANADA-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those referred to in Note 1 of these financial statements. My report to the shareholders dated June 10, 2004, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.

“Tony M. Ricci Inc.”

CHARTERED ACCOUNTANT

Vancouver, British Columbia

June 10, 2004

GEE-TEN VENTURES INC.

Consolidated Balance Sheets

May 31, 2004 and 2003

(In Canadian Dollars)

	2004	2003

Assets
Current assets:
Cash and cash equivalents	$ 69,278	$ 210,405
Accounts receivable	19,928	13,648
Prepaid expenses and deposits	19,860	7,328
	109,066	231,381
Property, plant and equipment (note 3)	9,463	7,882
Mineral properties (note 4)	195,214	9,214
Deferred exploration (note 4)	131,399	125,460
	$ 445,142	$ 373,937

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$ 28,759	$ 22,285
Due to related parties (note 6)	4,771	66,274
	33,530	88,559
Shareholders' Equity
Share capital (note 7)	3,421,719	2,752,479
Special warrants (note 7)	–	17,500
Contributed surplus	177,824	63,792
Deficit	(3,187,931)	(2,548,393)
	411,612	285,378
	$ 445,142	$ 373,937

The accompanying notes are an integral part of the financial statements.

Approved by the Directors:

        “Paul Shatzko”

  Director

        “Jesus Martinez”

  Director

GEE-TEN VENTURES INC.

Consolidated Statements of Loss and Deficit

For the years ended May 31, 2004, 2003 and 2002

(In Canadian Dollars)

	2004	2003	2002

Revenue
Interest income	$ 1,561	$ 29	$ 48

Expenses
Amortization	2,420	1,196	69
Bank charges and interest	1,796	364	384
Business evaluation costs (note 5)	278,534	–	17,848
Consulting	21,518	–	–
Management fees	30,000	30,000	30,000
Office expenses	36,399	18,987	1,420
Professional fees	70,137	68,174	61,188
Promotion and travel	45,081	13,303	7,298
Rent	23,013	8,940	6,000
Stock based compensation (note 7(c))	114,032	63,792	–
Transfer agent and regulatory fees	18,169	19,496	12,044
Write-off of cash held for specified purposes	–	–	32,000
	641,099	224,252	168,251

Loss for the year	639,538	224,223	168,203

Deficit, beginning of year	2,548,393	2,324,170	2,155,967

Deficit, end of year	$ 3,187,931	$ 2,548,393	$ 2,324,170

Loss per share	$ 0.05	$ 0.03	$ 0.03

Weighted average number of shares outstanding	12,172,131	7,709,542	5,921,911

The accompanying notes are an integral part of the financial statements.

GEE-TEN VENTURES INC.

Consolidated Statements of Deferred Exploration

For the years ended May 31, 2004, 2003 and 2002

(In Canadian Dollars)

	2004	2003	2002

Deferred exploration:

Assaying	$ –	$ 18,594	$ 2,448
Claim maintenance fee	5,939	7,559	–
Field supplies	–	1,458	–
Geological, geophysical and geochemical consulting	–	47,475	–
Geophysical surveys	–	29,550	–
Travel and accommodation	–	9,092	–
Deferred exploration for the year	5,939	113,728	2,448
Deferred exploration, beginning of year	125,460	11,732	9,284
Deferred exploration, end of year	$ 131,399	$ 125,460	$ 11,732

The accompanying notes are an integral part of the financial statements.

GEE-TEN VENTURES INC.

Consolidated Statements of Cash Flows

For the years ended May 31, 2004, 2003 and 2002

(In Canadian Dollars)

	2004	2003	2002

Cash provided by (used in):

Operating activities:
Loss for the year	$ (639,538)	$ (224,223)	$ (168,203)
Items not involving cash:
Amortization	2,420	1,196	69
Share purchase options	114,032	63,792	–
Write-off of cash held for specified purposes	–	–	32,000
Changes in non-cash operating working capital:
Accounts receivable	(6,280)	(7,006)	13,922
Prepaid expenses and deposits	(12,532)	(7,328)	365
Accounts payable and due to related parties	(55,030)	66,482	75,868
	(596,928)	(107,087)	(45,979)

Financing activities:
Loans payable	–	(32,602)	32,602
Special warrants subscriptions	(17,500)	17,500	–
Shares issued for cash, net	493,240	397,850	74,160
	475,740	382,748	106,762

Investing activities:
Acquisition of property, plant and equipment	(4,000)	(8,801)	–
Acquisition of mineral property	(10,000)	–	–
Deferred exploration	(5,939)	(115,057)	(2,448)
	(19,939)	(123,858)	(2,448)

Increase (decrease) in cash	(141,127)	151,803	58,335

Cash and cash equivalents, beginning of year	210,405	58,602	267
Cash and cash equivalents, end of year	$ 69,278	$ 210,405	$ 58,602

Supplemental cash flow information:

Share purchase options expense	$ 114,032	$ 63,792	$ –
Shares issued on acquisition of mineral property	$ 176,000	$ –
Shares issued on debt settlement	$ –	$ 128,571	$ –

The accompanying notes are an integral part of the financial statements.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

1.

Continuing operations

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable. The Company has a  deficit at May 31, 2004 of $3,187,931 (2003 - $2,548,393). The continuing operations of the Company and the recoverability of the amounts shown for mineral properties and related deferred costs is dependent upon the continued support of its creditors, the discovery of economically recoverable reserves, confirmation of the company's interest in the underlying claims, the ability of the Company to obtain the necessary financing to complete the development, and upon future profitable production or proceeds from disposition of such properties.

2.

Significant accounting policies

(a)

Mineral properties and deferred exploration

Acquisition and exploration costs relating to mineral properties are deferred until the properties are brought into production, at which time the deferred costs are to be amortized on a unit of production basis, or until the properties are abandoned or sold, at which time the deferred costs are written off.

The Company periodically reviews the value of its mineral claims through review of various engineering reports and enquiry of its consultants.  Once the decision is made to cease further exploration and a ready market is not available for sale, the acquisition costs and related deferred exploration costs are written off.

The amounts shown as mineral properties and deferred exploration represent unamortized costs to date and do not necessarily reflect present or future values.

(b)

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary American Ricafuerte Corp. (a state of Nevada corporation).

(c)

Translation of foreign currencies - temporal method

Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at year-end. Property, plant and equipment are translated at the rate prevailing at the date of acquisition. Revenue and expense items are translated at the average rate of exchange for the year.  Exchange gains and losses arising from the translation are included in operations.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

2.

Significant accounting policies (continued)

(d)

Loss per share

Loss per share is calculated using the weighted average number of shares outstanding during the year.

(e)

Property, plant and equipment

Property plant and equipment are recorded at cost. Amortization is recorded on a declining balance basis at the following annual rates, with only one-half the amortization taken on assets acquired during the year:

Furniture and equipment

20%

Computers

30%

(f)

Stock based compensation

Effective June 1, 2003, the Company adopted CICA Handbook Section 3870 “Stock-Based Compensation and Other Stock-Based Payments”, which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. For fiscal years beginning after January 1, 2004, direct awards of stock granted to employees are recorded at fair value on the date of grant and the associated expense is amortized over the vesting period. The Company has chosen to adopt a prospective application of the new standards whereby it accounts for awards to employees and non-employees based on the fair value method.

During the current year, the Company granted stock options to directors, officers and consultants as set out in note 7(c).

(g)

Measurement uncertainty

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates used in the financial statements.

(h)

Financial instruments

The carrying amount of cash and cash equivalents, accounts receivable, prepaid expenses and deposits, accounts payable and accrued liabilities, loans payable and due to related parties approximate fair value because of the short-term maturity of these items.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

2.

Significant accounting policies (continued)

(i)

Comparative figures

Certain comparative figures have been reclassified to conform to the current year’s presentation.

3.

Property , plant and equipment

			2004
		Accumulated	Net book
	Cost	amortization	value

Furniture	$ 3,125	$ 1,334	$ 1,791
Equipment	5,344	776	4,568
Computers	5,217	2,113	3,104

	$ 13,686	$ 4,223	$ 9,463

			2003
		Accumulated	Net book
	Cost	amortization	Value

Furniture	$ 3,125	$ 886	$ 2,239
Equipment	1,343	134	1,209
Computers	5,217	783	4,434

	$ 9,685	$ 1,803	$ 7,882

4.

Mineral properties and deferred exploration

Nye county claims

By an agreement dated December 15, 1997, the Company’s US subsidiary, American Ricafuerte Corp. acquired sixteen mineral claims located in Nye County, Nevada from a company controlled by a director of the Company.  As consideration, the Company paid $7,885.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

4.

Mineral properties and deferred exploration (continued)

The claims are subject to a 1.5% net smelter return royalty which can be assigned for $1,500,000 subject to Exchange acceptance.

During the year ended May 31, 2004, the Company expended $5,939 (2003 – $115,057) on mineral properties and deferred exploration costs related to this property.

La Sarre claims

During the year, the Company entered into an agreement with Gestion Lemco Inc. (“Lemco”) whereby the Company acquired 100% recorded and beneficial right, title and interest in and to certain properties located in the La Sarre area of the Abitibi gold belt of northwestern Quebec. As consideration, the Company paid $10,000 and issued 800,000 common shares of the Company at a deemed price of $0.22 per share to Lemco. Lemco shall retain a 1% net smelter return royalty on any ore production from the Property which may be purchased for $300,000.

5.

Business evaluation costs

During the year, the Company entered into agreements with several companies in Angola whereby the Company would work in partnership with the Angolan companies and the Angolan government to develop and exploit certain mining projects. A final partnership agreement was to be developed by May 31, 2004. As at June 10, 2004, these final partnership agreements had not been entered into. During the year ended May 31, 2004, the Company expended $278,534 (2003 –  $nil; 2002 –  $17,848) on business evaluation costs.

The Company is continuing its efforts in Angola and will enter into new agreements upon locating an acceptable mining project.

6.

Due to related parties

The amount is due to a company controlled by directors of the Company.  The amount bears no interest and is repayable on demand.

7.

Share capital

(a)

Authorized

100,000,000 common shares without par value.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

7.

Share capital (continued)

(a)

Issued and fully paid shares

	Number of shares	Amount

Balance, May 31, 2002	6,354,142	$2,226,058
For debt settlement	989,000	128,571
Private placements	1,950,000	289,750
Exercise of special warrants	1,081,000	108,100

Balance, May 31, 2003	10,374,142	2,752,479
Exercise of stock options	522,000	88,740
Private placement, net of costs	500,000	180,000
Acquisition of mineral property	800,000	176,000
Exercise of share purchase warrants	1,806,000	207,000
Exercise of special warrants	175,000	17,500

Balance, May 31, 2004	14,177,142	$3,421,719

During the year ended May 31, 2004, 522,000 stock options were exercised at $0.17 per common share and 522,000 common shares were issued for gross proceeds of $88,740.

During the year ended May 31, 2004, the Company completed a non-brokered private placement of 500,000 Units at $0.40 per unit for gross proceeds of $200,000. Each Unit consists of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase an additional common share of the Company at a price of $0.50 per share for a period of one year expiring May 7, 2005. A finder’s fee of $20,000 was paid in connection with this private placement.

During the year ended May 31, 2004, the Company issued 800,000 common shares at a price of $0.22 per common share in consideration for the acquisition of the La Sarre claims. (See note 4)

During the year ended My 31, 2004, 1,686,000 warrants and 120,000 warrants were exercised at prices of $0.10 and $0.32 per common share, respectively, and an aggregate of 1,806,000 common shares were issued for gross proceeds of $207,000.

During the year ended May 31, 2004, 175,000 Special Warrants were exercised and 175,000 common shares were issued.

During the year ended May 31, 2003, the Company completed a conversion of debt whereby 989,000 common shares of the Company were issued at a deemed price of $0.13 per share to settle debts of $128,571 owed to directors, a former director, a company controlled by directors, creditors and suppliers of the Company.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

7.

Share capital (continued)

(a)

Issued and fully paid shares (continued)

During the year ended May 31, 2003, the Company completed the following private placements:

i.

A non-brokered private placement of 1,130,000 Units at $0.075 per Unit for gross proceeds of $84,750. Each Unit consists of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase an additional common share of the Company at a price of $0.10 per share for a period of one year expiring February 10, 2004.

ii.

A non-brokered private placement of 1,256,000 Special Warrants at a price of $0.10 per Special Warrant for gross proceeds of $125,600. Each Special Warrant is convertible into one common share and one share purchase warrant for no additional consideration on or before February 20, 2005. Each share purchase warrant entitles the holder to purchase an additional common share of the Company at a price of $0.10 for a period of two years expiring February 20, 2005.

During the year ended May 31, 2003, 1,081,000 of the 1,256,000 Special Warrants were exercised and 1,081,000 common shares were issued leaving a balance of 175,000 in Special Warrants.

iii.

A non-brokered private placement of 820,000 Units at a price of $0.25 per Unit for gross proceeds of $205,000. Each Unit consists of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase an additional common share of the Company at a price of $0.32 per share for a period of two years expiring April 28, 2005.

(c)

Stock options

During the year ended May 31, 2004, the Company implemented a fixed stock option plan that enables it to grant options up to 1,150,000 common shares to its directors, officers and employees and other service providers. Each option agreement with the grantee sets forth, among other things, the number of options granted, the exercise price and the vesting conditions of the options.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

7.

Share capital (continued)

(c)

Stock options (continued)

The Company has outstanding options to directors, employees and consultants as follows:

	Number of	Weighted average
	common shares	exercise price

Balance, May 31, 2002	102,000	$0.16
Granted	847,000	0.17

Balance, May 31, 2003	949,000	0.17
Granted	675,000	0.40
Cancelled	(102,000)	(0.16)
Exercised	(522,000)	(0.17)

Balance, May 31, 2004	1,000,000	$0.32

The following table summarizes the stock options outstanding and exercisable at May 31, 2004:

Number outstanding at Exercise price		Number exercisable at
	May 31, 2004	Expiry date	May 31, 2004

$0.17	325,000	February 10, 2005	325,000
$0.32	150,000	August 13, 2008	124,354
$0.40	250,000	December 8, 2005	157,301
$0.44	275,000	October 21, 2005	49,220

	1,000,000		655,875

As at May 31, 2004, 275,000 options granted during the year at $0.44 were subject to regulatory approvals and a portion of these options are also subject to shareholders’ approval.

During the year ended May 31, 2004, compensation costs of $114,032 (2003 - $63,792) were recorded in the statements of operations and deficit for options granted to directors, officers and consultants of the Company. During the year ended May 31, 2003, no compensation costs were recorded in the statements of operations and deficit for options granted to employees.

Had compensation costs been determined for employee awards granted after June 1, 2002 using the fair value based method at their respective grant dates, the Company’s pro forma loss and pro forma loss per share would have been as follows:

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

7.

Share capital (continued)

(c)

Stock options (continued)

May 31, 2003

Loss for the year, as reported	$224,252
Compensation expense related to fair value of stock options	34,448

Pro forma loss for the year	$258,700

Basic and diluted loss per share, as reported	$0.03
Basic and diluted pro forma loss per share	$0.03

The compensation costs recorded in the statements of operations and deficit were calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

	2004	2003

Risk free interest rate	2.25%	3.00%
Expected dividend yield	0%	0%
Stock price volatility	264.7%	138.5%
Expected life of options	2 years	2 years

The weighted average fair value of options granted during the year ended May 31, 2004 is $0.40 (2003 - $0.12).

(d)

Warrants

The following warrants were outstanding at May 31, 2004.  Each warrant entitles the holder to purchase one common share of the Company.

Number	Exercise price	Expiry date

700,000	$0.10	February 20, 2005
700,000	$0.32	April 28, 2005
500,000	$0.50	May 7, 2005

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

7.

Share capital (continued)

(e)

Shares held in escrow

As at May 31, 2004, 331,943 (2003 – 331,943) common shares of the Company are subject to escrow agreements and may not be transferred, assigned or otherwise dealt with without the consent of the regulatory authorities having jurisdiction thereon.

8.

Related party transactions

During the year ended May 31, 2004, management fees of $30,000 (2003 – $30,000; 2002 – $30,000) were paid or accrued to a company controlled by directors of the Company and to two directors of the Company.

During the year ended May 31, 2004, rent of $2,500 (2003 – $6,000; 2002 – $6,000) was paid or accrued to a company controlled by a director of the Company.

During the year ended May 31, 2004, business evaluation costs of $10,000 (2003 – $nil; 2002 – $13,500) was paid or accrued to a director of the Company and to a company having a director in common.

During the year ended May 31, 2004, deferred exploration costs of $nil (2003 –  $101,786; 2002 – $nil) was paid or accrued to a company controlled by a former director of the Company.

9.

Segmented information

The Company has one operating segment, mineral exploration. All the assets of the Company are located in Canada except for mineral properties as disclosed in note 4.  Losses are attributable to geographic locations as follows:

	2004	2003	2002
Canada	$ –	$ 224,223	$ 136,203
Africa	278,534	–	–
China	361,004	–	32,000
	$ 639,538	$ 224,223	$ 168,203

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

10.

Difference between General Accepted Accounting Principles in Canada and the United States

The Company follows Canadian generally accepted accounting principles which are different in some respects from those applicable in the United States and from practices prescribed by the United States Securities and Exchange Commission. Significant differences are as follows:

(a)

Mineral properties and deferred exploration

Under United States generally accepted accounting principles the Company would be required to expense exploration costs as incurred prior to determining that a commercially minable deposit exists, rather than capitalizing and amortizing these costs as is the case under Canadian generally accepted accounting principles. Consequently, mineral property and exploration costs of $191,939 in 2004, $115,057 in 2003 and $2,448 in 2002 would have been expensed.

For Canadian GAAP, cash flows related to mineral properties and deferred exploration are reported as investing activities. For US GAAP, these costs would be characterized as operating activities.

(b)

Stock-based compensation

Under Canadian GAAP, the Company did not recognize any compensatory element for options granted to employees prior to April 1, 2003. The Financial Accounting Standards Board in the US has issued Statement of Financial Accounting Standards No.123, “Accounting for Stock-Based Compensation” which became effective for fiscal years beginning after December 31, 1995. The statement encourages entities to adopt a fair value methodology of accounting for employee stock-based compensation.

During the year, stock options were granted to directors, officers and consultants for services rendered to the Company and compensation costs of $114,032 (2003 – $63,792; 2002 – $nil) were recorded in the Company’s statements of loss and deficit under both Canadian and US GAAP. During 2002, under US GAAP, the Company recorded stock based compensation costs of $60,059 in respect of stock options to non-employees.

Stock options granted to employees and non-employees for services rendered to the Company are required to be accounted for based on the fair value of the services provided or the stock options granted as the services are performed and the options earned.

With respect to escrowed shares, US GAAP considers shares held in and releasable from escrow based on performance to be a compensatory arrangement between the Company and the holder of the shares. Accordingly, the Company would have incurred a compensation expense, equal to the difference between the issue price of the releasable escrow shares and the fair market value of the escrowed shares at the time the shares are eligible for release of $15,375 in 2004 and $9,486 in 2003 and $nil in 2002.

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

10.

Difference between General Accepted Accounting Principles in Canada and the United States (continued)

(b)

       Stock-based compensation (continued)

I

n addition, under US GAAP, 256,608 contingently cancelable escrow shares, 304,840 in 2003 and 331,943 in 2002 would not have been included in the calculation of the weighted average number of shares outstanding during the year then ended, and would not have been included in the calculation of loss per share.

(c)

Share subscriptions on flow-through shares

Under United States generally accepted accounting principles, at the date of sale to investors, the difference between the proceeds from the sale of flow-through shares and the fair value of common shares that do not have flow-through features is recorded as a liability if a premium is paid by investors, or as an asset if purchased at a discount.

As a result, the Company would have been required to record as an asset a discount of $43,700 as at May 31, 1998, equal to the difference between the proceeds from the sale and the fair value of common shares without flow-through features. Amortization of the discount would have been $nil in 2004, $nil in 2003 and $nil in 2002 resulting in a net asset value of $nil at May 31, 2004, $nil at May 31, 2003 and $nil at May 31, 2002.

The effect of the above differences between United States and Canadian generally accepted accounting principles on assets, share capital, deficit, loss and loss per share and cash flows is summarized as follows:

United States Generally Accepted Accounting Principles

(i)	Assets
		2004	2003

	Assets, under Canadian GAAP	$ 445,142	$ 373,937
	Adjustment for mineral property acquisition costs expensed (note 10(a))	(195,214)	(9,214)
	Adjustment for exploration costs (note 10(a))	(131,399)	(125,460)
	Assets, under US GAAP	$ 118,529	$ 239,263

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

10.

Difference between General Accepted Accounting Principles in Canada and the United States (continued)

(ii)	Share capital
		2004	2003

	Share capital, under Canadian GAAP	$ 3,421,719	$ 2,752,479
	Adjustment for stock based compensation for non-employees (note 10(b))	60,059	60,059
	Adjustment for amortization of discount on flow-through shares (note 10(c))	43,700	43,700
	Adjustment for compensation expense on releasable escrow shares (note 10(b))	108,679	93,304
	Share capital, under US GAAP	$ 3,634,157	$ 2,949,542

(iii)	Deficit
		2004	2003

	Deficit, under Canadian GAAP	$ (3,187,931)	$ (2,548,393)
	Adjustment for mineral property acquisition costs expensed (note 10(a))	(195,214)	(9,214)
	Adjustment for exploration costs (note 10(a))	(131,399)	(125,460)
	Adjustment for stock based compensation for non-employees (note 10(b))	(60,059)	(60,059)
	Adjustment for amortization of discount on flow-through shares (note 10(c))	(43,700)	(43,700)
	Adjustment for compensation expense on releasable escrow shares (note 10(b))	(108,679)	(93,304)
	Deficit, under US GAAP	$ (3,726,982)	$ (2,880,130)

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

10.

Difference between General Accepted Accounting Principles in Canada and the United States (continued)

(iv)	Loss and loss per share for the year
		Years ended May 31
		2004	2003	2002

	Loss for the year, under Canadian GAAP	$ (639,538)	$ (224,223)	$ (168,203)
	Adjustment for mineral properties and exploration costs (note 10(a))	(191,939)	(115,057)	(2,448)
	Adjustment for stock based compensation for non-employees (note 10(b))	–	–	(60,059)
	Adjustment for compensation expense on releasable escrow shares (note 10(b))	(15,375)	(9,486)	–
	Loss for the year, under US GAAP	$ (846,852)	$ (384,766)	$ (230,710)

	Years ended May 31
	2004	2003	2002

Weighted average number of shares
outstanding during the year	11,915,523	7,404,702	5,589,968

Loss per share, under US GAAP	$ (0.07)	$ (0.05)	$ (0.04)

(v)	Cash used in operating activities
		Years ended May 31
		2004	2003	2002

	Cash used in operating activities, under Canadian GAAP	$ (596,928)	$ (107,087)	$ (45,979)
	Mineral properties and deferred exploration (note 10(a))	(15,939)	(115,057)	(2,448)
	Cash used in operating activities, under US GAAP	$ (612,867)	$ (222,144)	$ (48,427)

GEE-TEN VENTURES INC.

Notes to Consolidated Financial Statements

For the years ended May 31, 2004, 2003 and 2002

10.

Difference between General Accepted Accounting Principles in Canada and the United States (continued)

(vi)	Cash used in investing activities
		Years ended May 31
		2004	2003	2002

	Cash used in investing activities, under Canadian GAAP	$ (19,939)	$ (123,858)	$ (2,448)
	Mineral properties and deferred exploration (note 10(a))	15,939	115,057	2,448
	Cash used in operating activities, under US GAAP	$ (4,000)	$ (8,801)	$ –